VERTRO, INC.
Q3 2010 Earnings Call Script
November 4, 2010

Alex Vlasto

Thank you and good afternoon everyone. Welcome to Vertro’s third quarter 2010 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Jim Gallagher and General Manager, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance.

They are:

EBITDA (earnings before interest, income taxes, depreciation and amortization),

Adjusted EBITDA,

Adjusted income/loss and

Adjusted income/loss per share.

A description of our reasons for utilizing these measures, as well as our definition of them and their reconciliation to the corresponding GAAP measurements can be found in the earnings release we issued today.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of this conference call will be available for 90 days from today.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

Peter Corrao

Good afternoon and welcome to today’s call; we appreciate having you with us.

This is an exciting call for us for two different reasons. First, we’re proud of our Q3 results and look forward to sharing the details with you; second, we’re today going to be unveiling some new developments with our ALOT product portfolio.

First, a review of Q3.

Q3 was a strong quarter for Vertro. We successfully capitalized on global customer acquisition opportunities and, in doing so, significantly increased our user base and the number of revenue generating events that took place across our ALOT toolbar and homepage products.

On our last call, we announced our expectation of double digit sequential quarterly revenue growth – a target we achieved in Q3 with 15% quarter-over-quarter growth and 32% year-over-year growth. This revenue growth came not only through increased search revenue, but also through what we refer to as our ‘non-search’ category, which includes areas such as display and CPA advertising. We saw strong growth in this non-search category in Q3, which was primarily a result of introducing new advertising formats and entering into additional CPA agreements.

International expansion has been a key strength for us this quarter. As an example, last month we announced that our Brazilian toolbar user base had topped one million, which we believe is a great achievement given that we only started testing in Brazil in December of 2009.

While we’re excited by the growth that our international expansion efforts are delivering, I would caution you not to draw direct comparisons between international user growth and likely future revenue growth. This is because international users are typically less expensive for us to acquire, but also generally monetize at a lower rate than users in our core region one market. To help put this into context, around half of our search queries in Q3 2010 came from users outside region one, and yet these users only contributed around 20% of our total revenue. As a reminder, region one relates to English speaking users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.

The primary criteria used in evaluating our customer acquisition campaigns is gross margins. If the margins in new international markets are equal to or greater than the margins we see in region one, then we’ll aggressively pursue them. We think we have identified several international markets, including Brazil, that meet or exceed these region one margin targets and, as a result, we believe we’ll continue to report strong international user growth over the coming quarters.

So, we believe that we have now really hit our stride when it comes to distributing and monetizing our toolbar and homepage products. We think we’ve found an effective formula for global user expansion, and that this formula makes our core business highly scalable. In addition to our ability to increase our global user base, we’re also excited by the progress we’ve made in increasing our non-search revenue in Q3, and we hope to be able to build on this success over the coming quarters.

With that said, we believe that there is still a key area of our business that remains relatively untapped from an optimization perspective, which is content. And that is where the new product announcements I mentioned earlier come into play.

On previous calls, I’ve shared details of how we believe we’ve improved retention rates by providing users with higher quality content. By content, I mean the ‘buttons’ or ‘apps’ that are displayed on our toolbar and homepage products. We believe, and our user data validates, that the better and more compelling our apps are, the more engaging our ALOT products become, and in turn, the more likely users are to keep and use their ALOT products for a longer period.

As a reminder, our apps currently fall into two categories. First, we have apps that are built by our editorial team using our proprietary content management system. These apps offer differing levels of functionality. Some point directly to third party websites, while others display constantly updating RSS feeds, or enable users to conveniently search content-rich websites.

In addition to the apps created by our editorial team, we also have a smaller portfolio of apps that are created by our engineering team and offer a far richer experience for users. Examples of these would be our radio app that enables users to listen directly to tens of thousands of radio stations from around the world; or our ‘share’ app, which provides a simple and elegant interface for sharing websites with friends and family. These apps are closer in form and function to the apps that you would find on today’s range of smart-phones.

Unsurprisingly, it’s these apps that are proving to be the most attractive to our user base. In certain tests, where we have marketed these apps as part of our toolbar and homepage offering, we have seen a better return on our marketing investment. The downside is that these apps can take considerable time and resources to build. So, without a significant increase in our operating expenses, we would be unable to quickly scale the number of these high quality apps that are available.

We believe that a solution to help augment our in-house content creation is for us to create strategic alliances, and work more closely with existing third party app developers that are creating new apps or have existing, high quality apps that could be repurposed for the PC market through the ALOT platform.

A key benefit that we believe we can offer third party developers is our marketing and distribution expertise. Marketing high quality apps as part of our ALOT product offering can have a positive impact on our return on investment. As such, if developers work with us to distribute their apps across our platform, we could commit a portion of our customer acquisition budget to marketing and distributing their apps. We believe that by focusing our customer acquisition budget on apps, the Company will not only benefit through increased return on investment, but we will also create a powerful incentive for these third party developers to build apps for the ALOT platform.

To help pave the way for this app led strategy, we have this week launched the first phase of our new app marketplace, which you can find by visiting www.alot.com. When you get to the site, you will see that it currently displays an initial portfolio of more than 60 apps targeting our core region one users. Our editorial team will be adding more U.S. and international apps to the site over the coming weeks and months, and we intend to augment these apps with content created by third party app developers. We are very proud of our new app marketplace and I would like to recognize all the hard work of our Product, Engineering and Content teams.

The launch of the first phase of our app marketplace follows the recent release of the ALOT Appbar, which I introduced on our last quarterly call. The ALOT Appbar will be the primary product that consumers use to access and display the apps that they have selected from ALOT.com.

As I mentioned on our last call, we believe that the new ALOT Appbar offers significant improvements over our current toolbar product. In addition to being more visually impactful and user friendly, the new product also offers some valuable new functionality including a convenient scrolling feature that enables users to easily display and interact with multiple apps, without being constrained by the width of their browser.

We expect to continue providing a combination of toolbars and ALOT Appbars over the coming two or three quarters as we slowly transition our customer base. Importantly, we will continue to provide full support for our legacy toolbars as the migration to the ALOT Appbar gets underway.

We think that the ALOT Appbar and our new app marketplace, coupled with our strategy of leveraging third party app developers, could help further increase the overall “stickiness” and viral appeal of the ALOT products.

Before handing over to Jim, I want to take a moment to discuss our relationship with Google, who accounts for a significant portion of our revenue.  As previously disclosed our agreement with Google has a two year term that is set to expire on December 31, 2010.  We believe we have a good working relationship with Google and that we drive quality traffic to their network.  I would like to reiterate our policy that the Company does not comment on the status or substance of contract negotiations.  The Company expects to announce any renewal or material development with respect to our agreement with Google when renewal negotiations are complete and any such announcement will be conducted in a Regulation FD compliant manner.

Let me conclude by saying again that we are extremely pleased with our Q3 results. We achieved 15% sequential quarterly revenue growth and 32% year over year revenue growth. We delivered our fourth consecutive quarter of EBITDA profitability, added cash to our balance sheet, and cured the last of our NASDAQ issues that we faced by implementing a reverse stock split on August 18, 2010.

Following our accelerated revenue growth in Q3, we expect more modest quarter over quarter revenue growth in Q4, and expect to deliver our fifth consecutive quarter of positive EBITDA and Adjusted EBITDA. We plan on continuing to increase our customer acquisition spending into Q4, but remain ever mindful of the potential effects of seasonality during the Q4 holidays on this spending strategy.

We encourage investors and other stakeholders to try our ALOT Appbar and visit our new app marketplace at ALOT.com. We look forwarding to keeping you updated with the developments of these exciting new ALOT products, as well as the results of our ongoing focus on global expansion.

With that said, let me hand over to Jim to cover our financial results. Jim?

Jim Gallagher

Thank you Peter and good afternoon everyone.

As Peter said, we are pleased with what believe was a solid third quarter. Our increased customer acquisition spend, which we discussed on our last earnings call, continued throughout the quarter and enabled us to grow our user base and deliver revenue of $9.8 million, representing an increase of approximately 15% quarter-over-quarter,  and 32% year-over-year.

GAAP income from continuing operations was $0.4 million or $0.05 per basic share in Q3 2010, compared to GAAP income from continuing operations of $0.2 million or $0.03 per basic share in Q2 2010.  GAAP income in Q3 2010 included a non-recurring $0.2 million gain from deferred rent adjustments.

Adjusted income from continuing operations was $0.4 million or $0.06 per basic share in Q3 2010, compared to Adjusted income from continuing operations of $0.5 million or $0.08 per diluted share in Q2 2010. Both Q2 and Q3 2010 Adjusted income excluded $0.2 million in non-cash compensation expense. Q3 2010 Adjusted income also excluded a non-recurring $0.2 million gain from deferred rent adjustments.

EBITDA was $0.4 million in Q3 2010 compared to $0.2 million in Q2 2010. Both Q2 and Q3 2010 EBITDA included $0.2 million non-cash compensation expense. Q3 2010 EBITDA also included a non-recurring $0.2 million gain from deferred rent adjustments.

Adjusted EBITDA was $0.4 million in Q3 2010, compared to Adjusted EBITDA of $0.5 million in Q2 2010.  Q3 2010 Adjusted EBITDA excluded $0.2 million in non-cash compensation expense and a non-recurring $0.2 million gain from deferred rent adjustments.  Q2 2010 Adjusted EBITDA excluded $0.2 million in non-cash compensation expense and $0.1 million in severance expenses.

Operating expenses were $8.9 million in Q3 2010, compared to $7.9 million in Q2 2010. The operating expenses in both Q2 and Q3 2010 included $0.2 million of non-cash compensation expense, as well as customer acquisition costs of $5.2 million in Q2 2010 and $6.7 million in Q3 2010. Excluding these customer acquisition costs, operating expenses for both Q2 and Q3 2010 remained below our previously stated target of $3.0 million per quarter.

In terms of liquidity…We ended Q3 2010 with cash and cash equivalents of $7.1 million, an increase of $1.2 million from June 30, 2010 cash of $5.9 million. The increase was primarily a result of gains from operations, and the release of approximately $0.2 million of what was previously restricted cash.

We continue to believe that we have sufficient cash currently, and for the next 12 months, to execute on our long term growth strategy. We also continue to maintain our credit line of up to $5 million with Bridge Bank although we have no immediate plans to draw on it.

Next….I would like to move on to discuss the current NASDAQ position.

On August 17, 2010 we announced that we would implement a 1-for-5 reverse stock split of our common stock. Trading of our common stock on the Nasdaq Capital Market on a split-adjusted basis began at the open of trading on August 18. As a result of completing the reverse stock split, on September 1, 2010 Nasdaq notified us that we had regained compliance with the minimum $1.00 per share bid price requirement for continued listing.

We are pleased to have regained compliance with this requirement, and with Nasdaq’s $2.5 million stockholders’ equity requirement, which we achieved in June 2010 following gains from operations and the execution of a $0.25 million Stock Purchase Agreement between the Company and Red Oak Fund, LP and Pinnacle Fund, LLLP.

We closed the third quarter with $3.5 million in stockholders’ equity, up from the $2.8 million we reported at the end of Q2 2010. The increase is primarily a result of gains from operations and writing off certain liabilities from our discontinued operations. The writing off of liabilities came as part of the ongoing wrapping up of our European entities. We expect to benefit from additional write-offs over the coming quarters as we conclude the liquidation of he discontinued  European operations. While these write-offs don’t impact cash, continuing operations or EBITDA, we believe they will help provide a further cushion as it relates to Nasdaq’s requirement for a minimum of $2.5 million in stockholders’ equity.

Before opening the call up for questions, I want to conclude by re-enforcing Peter’s comments regarding our Q3 results and our outlook for Q4.

We believe that we had a solid third quarter in which we delivered on our forecast of double digit sequential quarterly revenue growth. We saw strong user growth in both region one and our other international markets, which we believe will position us well to better capitalize on the Q4 holiday season. Following our exaggerated Q3 growth, we expect more modest revenue growth in Q4 2010, and  expect to deliver our fifth consecutive quarter of positive EBITDA and Adjusted EBITDA.

We believe our core business is highly scalable and we are also excited by the potential that the new A LOT app focused products Peter presented will deliver as we move into 2011 and beyond.

With that, let me turn the call back over to the operator to start the Q&A session. Operator?

PETER / JIM / Q&A

Alex Vlasto

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements, including (1) our agreement with Google, which accounts for a significant portion of our revenue, has a two year term that expires on December 31, 2010; if we are unable to renew our agreement with Google, or we renew our agreement on less favorable terms, we will likely experience a decline in revenue and our business operations may be significantly harmed (2) our ability to successfully execute upon our corporate strategies, (3) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (4) our ability to develop and successfully market new products and services, and (5) the potential acceptance of new products in the market. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2009 and the Form 10-Qs for Q1, Q2 and Q3 2010. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.